EXHIBIT 18.0

Gelfond Hochstadt Pangburn, P.C.
Certified Public Accountants and Consultants
1600 Broadway, Suite 2500
Denver, CO 80202-4925
Telephone: (303) 831-5000
Facsimile: (303) 831-5032

January 17, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

RE:     iGeniSys, Inc., Commission File No. 028238

We have read the statements that we understand iGeniSys, Inc. included under Item 4 of the Form 8-K report it filed on January 15, 2002, regarding the recent change of auditors. We agree with such statements made in the first paragraph regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Gelfond Hochstadt Pangburn, P.C.
Gelfond Hochstadt Pangburn, P.C.
cc:	Mr. J. Daniel Bell President iGeniSys, Inc. 3200 Cherry Creek Drive South, Suite 430 Denver, Colorado 80209